NEWS RELEASE for February 11, 2010 at 8:00AM Eastern Time

Contacts:	Kerry McAnistan
Investor Relations Assistant
Palomar Medical Technologies, Inc.
781-993-2411
ir@palomarmedical.com
PALOMAR MEDICAL REPORTS FINANCIAL RESULTS FOR FOURTH QUARTER AND FISCAL YEAR 2009

        BURLINGTON, MA (February 11, 2010)…Palomar Medical Technologies, Inc. (NASDAQ: PMTI), a leading researcher and developer of light-based systems for cosmetic treatments, today announced financial results for the fourth quarter and year ended December 31, 2009. Revenues for the quarter ended December 31, 2009 were $16.3 million, of which $14.0 million were product revenues, $0.9 million were royalty revenues, $0.2 million were funded development revenues, and $1.25 million were other revenues. Fourth quarter gross margin from product revenues was 61 percent. Loss before income taxes for the fourth quarter ended December 31, 2009 was $3.3 million, which included approximately $0.2 million in litigation expenses and a $4.5 million non-cash FAS 123R stock-based compensation expense. $3.5 million of the fourth quarter FAS 123R stock-based compensation expense was a one-time expense related to the granting of restricted stock awards. The Company reported net loss of $8.5 million, or $0.47 per share for the fourth quarter of 2009, including a $5.2 million provision for income taxes which included a one-time tax charge to establish a valuation allowance against our U.S. deferred tax assets. The Company had positive cash flow from operations and the balance sheet continues to be strong with nearly $107 million in cash, cash equivalents and short-term investments.

        Chief Executive Officer Joseph P. Caruso commented, “At the beginning of 2009, we made certain adjustments in our business in response to the current economic conditions. These adjustments proved to be both timely and prudent. As a result, we are pleased with another quarter of positive cash flow from operations. Total cash flow from operations for the year was positive including investments made in research and development of $14.7 million or 24% of total revenues for the year. We were also able to meet or exceed the operational and financial goals that we set out to achieve during the year. Product revenues for the quarter increased 25% compared to the previous quarter and 6% as compared to the prior year quarter.”

        Mr. Caruso continued, “We have made great progress in moving our technology to the consumer market. We are planning strategic investments during 2010 to set up high volume manufacturing, marketing and branding of our products and will work toward establishing distribution in a number of channels. These are the first steps in creating long-term value with our core technology in the consumer market. We believe this will open great opportunities for us in the years to come with a number of innovative and exciting products.”

        Conference Call: As previously announced, Palomar will conduct a conference call and webcast today at 11:30 AM Eastern Time. Management will discuss financial results and strategic matters. If you would like to participate, please call (800) 435-1398 or listen to the webcast in the About Palomar/Investors section of the Company’s website at www.palomarmedical.com. The telephone replay will be available one hour after the call at (888) 286-8010 passcode 13737176 and will be available for seven days. A webcast replay will also be available.

        About Palomar Medical Technologies Inc.: Palomar is a leading researcher and developer of light-based systems for cosmetic treatments. Palomar pioneered the optical hair removal field, when, in 1997, it introduced the first high-powered laser hair removal system. Since then, many of the major advances in light-based hair removal have been based on Palomar technology. In December 2006, Palomar became the first company to receive a 510(k) over-the-counter (OTC) clearance from the United States Food and Drug Administration (FDA) for a new, patented, home-use, light-based hair removal device. In June 2009, Palomar became the first company to receive a 510(k) OTC clearance from the FDA for a new, patented, home-use, laser device for the treatment of periorbital wrinkles. OTC clearance allows the product to be marketed and sold directly to consumers without a prescription. There are now millions of light-based cosmetic procedures performed around the world every year in physician offices, clinics, spas and salons. Palomar is testing many new and exciting applications to further advance the hair removal market and other cosmetic applications. Palomar is focused on developing proprietary light-based technology for introduction to the mass markets.

        For more information on Palomar and its products, visit Palomar’s website at www.palomarmedical.com. To continue receiving the most up-to-date information and latest news on Palomar as it happens, sign up to receive automatic e-mail alerts by going to the Investor Relations’ section of the website.

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Palomar — Page 2

        With the exception of the historical information contained in this release, the matters described herein contain forward-looking statements, including, but not limited to, statements relating to new markets, future royalty amounts due from third parties, development and introduction of new products, and financial and operating projections. These forward-looking statements are neither promises nor guarantees, but involve risk and uncertainties that may individually or mutually impact the matters herein, and cause actual results, events and performance to differ materially from such forward-looking statements. These risk factors include, but are not limited to, results of future operations, technological difficulties in developing or introducing new products, the results of future research, lack of product demand and market acceptance for current and future products, the effect of economic conditions, challenges in managing joint ventures and research with third parties and government contracts, the impact of competitive products and pricing, governmental regulations with respect to medical devices, including whether FDA clearance will be obtained for future products and additional applications, the results of litigation, difficulties in collecting royalties, potential infringement of third-party intellectual property rights, factors affecting the Company’s future income and resulting ability to utilize its NOLs, and/or other factors, which are detailed from time to time in the Company’s SEC reports, including the report on Form 10-K for the year ended December 31, 2008 and the Company’s quarterly reports on Form 10-Q. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to release publicly the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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Palomar — Page 3
Palomar Financial Summary:

Consolidated Statements of Operations (Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2009	2008	2009	2008
Revenues:
Product revenues	$14,021,283	$13,260,047	$48,844,850	$69,378,948
Royalty revenues	859,008	2,225,921	4,891,047	10,520,132
Funded product development revenues	199,233	484,451	1,835,314	2,434,395
Other revenues	1,250,000	1,250,000	5,000,000	5,247,625

Total revenues	16,329,524	17,220,419	60,571,211	87,581,100

Costs and expenses:
Cost of product revenues	5,401,015	5,528,354	20,667,678	25,217,638
Cost of royalty revenues	343,603	890,369	1,956,419	4,208,054
Research and development	4,554,221	3,539,604	14,679,500	17,692,888
Selling and marketing	5,872,403	4,968,017	19,337,135	23,339,759
General and administrative	3,688,146	3,231,927	11,254,199	20,516,522

Total costs and expenses	19,859,388	18,158,271	67,894,931	90,974,861

Loss from operations	(3,529,864)	(937,852)	(7,323,720)	(3,393,761)

Interest income	218,498	594,268	770,315	3,652,324
Other income (expense)	26,858	(255,641)	533,619	(316,805)

Loss before income taxes	(3,284,508)	(599,225)	(6,019,786)	(58,242)

Provision for (benefit from) income taxes	5,219,567	(179,109)	4,439,248	9,923

Net loss	$(8,504,075)	$ (420,116)	$(10,459,034)	$(68,165)

Net loss per share:

Basic	$ (0.47)	$ (0.02)	$ (0.58)	$ (0.00)

Diluted	$ (0.47)	$ (0.02)	$ (0.58)	$ (0.00)

Weighted average number of shares outstanding:
Basic	18,203,711	18,087,847	18,094,914	18,160,700

Diluted	18,203,711	18,087,847	18,094,914	18,160,700

Palomar — Page 4 Consolidated Balance Sheets (Unaudited)
	December 31, 2009	December 31, 2008
Assets
Current assets:
Cash and cash equivalents	$ 81,948,482	$ 122,601,139
Short-term investments	25,000,000	--

Total cash, cash equivalents and short-term investments	106,948,482	122,601,139
Accounts receivable, net	4,436,219	6,395,364
Inventories	11,126,352	16,045,725
Deferred tax assets	--	4,149,583
Other current assets	2,179,233	2,613,003

Total current assets	124,690,286	151,804,814

Marketable securities, at fair value	4,024,313	4,486,834

Property and equipment, net	34,629,410	14,225,397

Deferred tax assets	--	1,197,876

Other assets	126,087	7,515

Total assets	$ 163,470,096	$ 171,722,436

Liabilities and Stockholders' Equity
Liabilities:
Note payable	$ --	$ 6,000,000
Accounts payable	2,696,217	3,247,051
Accrued liabilities	8,959,679	6,688,137
Deferred revenue	5,221,924	6,166,246

Total current liabilities	16,877,820	22,101,434

Accrued income taxes	2,965,077	2,815,577

Total liabilities	$ 19,842,897	$ 24,917,011

Stockholders' equity:
Preferred stock, $.01 par value-
Authorized - 1,500,000 shares
Issued - none	--	--
Common stock, $.01 par value-
Authorized - 45,000,000 shares
Issued - 18,521,045 and 18,479,345 shares, respectively	185,211	184,794
Additional paid-in capital	206,740,492	205,306,957
Accumulated other comprehensive loss	(292,297)	(542,443)
Accumulated deficit	(63,006,207)	(52,547,173)
Treasury stock, at cost - 0 and 413,255 shares, respectively	--	(5,596,710)

Total stockholders' equity	$ 143,627,199	$ 146,805,425

Total liabilities and stockholders' equity	$ 163,470,096	$ 171,722,436

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